Guaranty Federal BANCSHARES, INC	Exhibit 99.1 For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

SPRINGFIELD, MO – (April 25, 2008) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter ended March 31, 2008:

First Quarter 2008 Financial Results

•	Total assets increased $65.7 million, or 12%, from December 31, 2007
•	Total net loans increased $15.6 million, or 3%, from December 31, 2007
•	Total investments increased $49.5 million, or 255% from December 31, 2007
•	Total deposits increased $12.9 million, or 3%, from December 31, 2007
•	Book value per share increased to $16.41 as compared to 16.37 at December 31, 2007
•	Diluted earnings per share was $.23 for the quarter

The Company today announces that earnings for the first quarter ended March 31, 2008 were $.23 per diluted share ($617,000), a decrease of 63% from the $.62 per diluted share ($1,753,000) the Company earned during the same quarter in the prior year.

The decline in net income and earnings per share were attributable to several factors:
•
The decline in the Company’s net interest margin negatively impacted earnings during the first quarter.  This was due to the Federal Reserve’s drastic interest rate cuts of 2% during the period.  The Federal Reserve has made interest rate cuts of 3% since September 2007 that have dramatically impacted the Company’s yield on loans which are tied to the prime rate.  Generally, rate cuts affect the yields on floating rate loans immediately, but the Company experiences a lagging decline in its cost of funding due to the current “asset-sensitive” structure of the balance sheet.

•
The Company has increased its provision for loan losses by $610,000 during the period (290% over the prior year quarter) to compensate for significant loan growth, continued concerns over the local and national economy, and increased reserve allocations at quarter end on two specific credits. These two credits were also considered impaired at December 31, 2007.

•
Non-interest income decreased 28%, primarily due to the Company’s loss of income from the sale of shares of its available-for-sale Freddie Mac (FRE) equity investment.  Due to the national real estate crisis, FRE has suffered a significant financial downturn since the third quarter of 2007, which has resulted in a sharp decline in the stock price.  Because of this, the Company suspended divesting of FRE shares in the fourth quarter of 2007.  This income accounted for $193,000 or 16% of non-interest income in the prior year first quarter.  Also, the Company experienced modest declines in non-sufficient funds income and income from sales of mortgage loans during the quarter.

•
Non-interest expense increased 8%, primarily due to the increased personnel costs incurred from hiring several key associates throughout fiscal year 2007 in the areas of commercial lending, corporate services, human resources, marketing and internal audit.  Also, in 2007, the Federal Deposit Insurance Corporation increased its assessments of insurance premiums on all insured institutions.  Because of credits available to the Company for 2007, these increased costs were not owed by the Company until the first quarter of 2008.

“We have mixed feelings about our first quarter performance,” said Shaun Burke, President and CEO.  “Obviously we are disappointed with the decline in earnings.  With our asset-sensitive balance sheet position we experienced significant margin compression as a result of the Fed’s historic reduction of rates to bolster the economy.  In addition, we recognized losses on two large credits that were identified as problems early last year.   We continue to closely monitor the quality of our loan portfolio as the economy softens.  On a positive note, our recent investments in human capital, technology and facilities continue to gain momentum in creating long-term shareholder value.  During the quarter we had a solid increase in core deposits and continued growth and diversification in our earning assets.”

“Our capital position remains above the regulatory “well-capitalized” levels and we are confident that our seasoned staff can successfully navigate the immediate challenges of the slowing economy while remaining focused on the long-term initiatives that will build shareholder value,” commented Burke.

On August 20, 2007, the Company reinforced its history of enhancing shareholder value by announcing a plan to repurchase up to 350,000 shares of its common stock.  As of March 31, 2008, 108,836 shares had been repurchased by the Company pursuant to this repurchase plan at an average cost of $28.79 per share.

On March 28, 2008, the Company declared a quarterly cash dividend of $0.18 per share.  This dividend was the 33rd consecutive paid since the Company was formed in December 1997.  During this period the Company paid nine consecutive semi-annual dividends followed by 24 consecutive quarterly dividends.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has eight full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 80 area ATMs and over 700 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-08	31-Mar-07

Total interest income	$9,231	$9,566
Total interest expense	5,201	4,946
Provision for loan losses	820	210
Net interest income after provision for loan losses	3,210	4,410
Noninterest income	882	1,221
Noninterest expense	3,102	2,875
Income before income tax	990	2,756
Income tax expense	373	1,003
Net income	$617	$1,753
Net income per share-basic	$0.24	$0.63
Net income per share-diluted	$0.23	$0.62

Annualized return on average assets	0.42%	1.37%
Annualized return on average equity	5.71%	15.43%
Net interest margin	2.84%	3.73%

	At	At
Financial Condition Data:	31-Mar-08	31-Dec-07
Cash and cash equivalents	$12,653	$12,046
Investments	68,933	19,400
Loans, net of allowance for loan losses 3/31/2008 - $5,447; 12/31/2007 - $5,963	531,873	516,242
Other assets	17,979	18,090
Total assets	$631,438	$565,778

Deposits	$431,105	$418,191
FHLB advances	97,936	76,086
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	9,849
Other liabilities	4,416	3,500
Total liabilities	588,672	523,091
Stockholder's equity	42,766	42,687
Total liabilities and stockholder equity	$631,438	$565,778
Equity to assets ratio	6.77%	7.54%
Book value per share	$16.41	$16.37
Non performing assets	$7,354	$7,981